Exhibit 10.10
PURCHASE AND SALE AGREEMENT
THE DYLAN POINT LOMA
San Diego, CA
BETWEEN
MONARCH AT POINT LOMA OWNER, LLC
AS SELLER
AND
LIPT SAN DIEGO, INC.
AS PURCHASER
Dated: November 9, 2015 (the “Effective Date”)

TABLE OF CONTENTS
1.THE PROPERTY
1.1Description    1
1.2“As‑Is” Purchase    2
1.3Agreement to Convey    3
2.PRICE AND PAYMENT
2.1Purchase Price    4
2.2Payment    4
2.3Closing    5
3.INSPECTIONS AND APPROVALS
3.1Inspections    5
3.2Title and Survey    6
3.3Contracts    8
3.4Permitted Encumbrances    8
3.5Intentionally Omitted    9
3.6Delivery of Title Policy at Closing    9
4.SELLER’S COVENANTS FOR PERIOD PRIOR TO CLOSING
4.1Insurance    9
4.2Operation    9
4.3New Contracts    10

4.4New Leases    10
4.5Marketing Plan    10
4.6Notice of Significant Events    11
4.7Marketing    11
4.8Assignments and Transfers    11
4.9Development Plans    11
4.10Architect Agreement    12
4.11Warranties and Guarantees    12
4.12Change of Property Manager    12
4.13Intentionally Omitted    12
4.14Development    12
4.15Development Meetings    13
4.16Taxes    14
4.17Removal    14
4.18Sale of Property    14
4.19Mortgages    14
4.20Zoning    14
4.21Licenses & Approvals    14
4.22Tax Contests    14
4.23Tentative Maps    14
4.24Estoppel Certificate and Subordination of Affordable Housing DOT    15
5.REPRESENTATIONS AND WARRANTIES
5.1By Seller    15
5.2By Purchaser    20
5.3Brokerage Commission    20
6.COSTS AND PRORATIONS
6.1Purchaser’s Costs    21
6.2Seller’s Costs    21
6.3Prorations    22
6.4Taxes    22
6.5In General    22
6.6Purpose and Intent    22
6.7Post-Closing Adjustment    23
6.8Survival    23
7.DAMAGE, DESTRUCTION OR CONDEMNATION
7.1Material Event    23
7.2Immaterial Event    23
7.3Termination and Return of Deposit    23
7.4California Civil Code Section 1662    24
8.NOTICES
9.CLOSING AND ESCROW

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9.1Escrow Instructions    25
9.2Seller’s Deliveries    25
9.3Purchaser’s Deliveries    27
9.4Possession    27
9.5Insurance    27
9.6Post‑Closing Collections    27
9.7Punch-List Hold Back    27
9.8Condominium Prohibition    28
10.DEFAULT; FAILURE OF CONDITION
10.1Purchaser Default    29
10.2Seller Default    30
10.3Failure of Condition    30
11.MISCELLANEOUS
11.1Entire Agreement    31
11.2Severability; Construction    31
11.3Applicable Law; Venue    32
11.4Assignability    32
11.5Successors Bound    32
11.6Breach    32
11.7No Public Disclosure    33
11.8Captions    33
11.9Attorneys’ Fees    33
11.10No Partnership    33
11.11Time of Essence    33
11.12Counterparts    33
11.13Recordation    33
11.14Intentionally Omitted    33
11.15Tax Protest    33
11.16Survival and Limitation of Representations and Warranties;
Seller’s Knowledge    34
11.17Calculation of Time Periods    34
11.18Section 1031 Exchange    35
11.19Limitation of Liability    35
11.20Jury Waiver    35
11.21Prohibited Persons and Transactions    35
11.22Survival    36

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LIST OF EXHIBITS
Exhibit 1    Defined Terms
Exhibit 2    Development Plans
Exhibit 1.1.1    Legal Description
Exhibit 1.1.6    Rent Roll
Exhibit 1.1.9    Warranties and Guarantees
Exhibit 3.1.1    Set Deliverables
Exhibit 3.2(a)    Title Commitment
Exhibit 3.2(b)    Permitted Survey Exceptions
Exhibit 3.6    Title Commitment
Exhibit 3.3    List of Service Contracts
Exhibit 4.4    Leasing Parameters
Exhibit 5.1.20    Licenses & Approvals
Exhibit 5.1.22    Material Documents
Exhibit 9.1    Escrow Instructions
Exhibit 9.2.1    Form of Grant Deed
Exhibit 9.2.2    Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit 9.2.6    Form of FIRPTA Affidavit
Exhibit 9.2.7    Form of Tenant Notice Letter
Exhibit 9.2.10     Reaffirmation of Representations and Warranties

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of the Effective Date, is made by and between Seller and Purchaser. Capitalized terms used and not defined this Agreement shall have the meanings ascribed to such terms on Exhibit 1 attached hereto.
A G R E E M E N T S:
NOW, THEREFORE, in consideration of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

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1.	The Property
1.1    Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, respectively, and Purchaser agrees to purchase and acquire, all of Seller’s right, title, and interest in, to and under the following (collectively, the “Property”):
1.1.1    Certain land (the “Land”) more specifically described in Exhibit 1.1.1 attached hereto, which Land is commonly known as The Dylan Point Loma, 2930 Barnard Street and 3907-3907 Chapman Street, San Diego, California 92110;
1.1.2    The buildings, parking areas, improvements, and fixtures now or hereafter situated on the Land (including, without limitation, as part of the Development) (the “Improvements”);
1.1.3    All furniture, personal property, machinery, apparatus, software (to the extent transferrable without the consent of any third party), Intellectual Property and equipment currently or hereafter owned or licensed by Seller and used in the operation, leasing, repair and maintenance of the Land and Improvements and now or hereafter situated thereon (collectively, the “Personal Property”). The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller’s business consistent with past practices;
1.1.4    All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;
1.1.5    Any street or road abutting the Land to the center lines thereof;
1.1.6    The leases or occupancy agreements (including any letters of intent), including those in effect on the Effective Date and any new leases or occupancy agreements entered into pursuant to Section 4.4, which as of the Closing affect all or any portion of the Land or Improvements (the “Leases”); the Leases existing as of the Effective Date are listed on Exhibit 1.1.6 attached hereto, together with any security deposits (including security deposits in the form of letters of credit) actually held by Seller with respect to any such Leases;
1.1.7    Subject to Section 3.3, all contracts and agreements (including, without limitation, the Development Contracts) relating to the operation or maintenance of the Land, Improvements or Personal Property, or the construction and development of the Development, the terms of which extend beyond midnight of the day preceding the Closing Date;
1.1.8    Any right Seller may have with respect to the common name of the Property, together with the right to use any trade names and copyrights owned by Seller, if any, with respect to the Property; provided, however, in no event shall the Property include any rights to the name “Monarch” and derivations thereof;
1.1.9    Any warranties and all guarantees now or hereafter in effect with respect to the Property, including, without limitation, those under and/or relating to the Development, the

Development Plans and/or the Development Contracts; to Seller’s knowledge the warranties and guarantees existing as of the Effective Date are listed on Exhibit 1.1.9 attached hereto and incorporated herein (the “Warranties and Guarantees”);
1.1.10    All licenses, approvals, and permits issued by any governmental authority in connection with the Property together with, to the extent transferrable without the consent of any third party, all other intangible rights and benefits in connection with or accruing from the Property (“Licenses & Approvals”);
1.1.11    The Development Plans and, to the extent in Seller’s possession or reasonable control, all other plans, specifications and manuals relating to the Property; and
1.1.12    The Books and Records.
1.2    “As‑Is” Purchase. Subject to the Seller Representations and the covenants of Seller set forth in this Agreement, the Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS.” Subject to the Seller Representations, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Seller as to (i) the condition or state of repair of the Property; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes and Environmental Laws); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; (v) whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same; or (vi) any other matter related in any way to the Property and the Development. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that if the Closing occurs, Purchaser will have been afforded with the opportunity for full investigation of the Property, neither party relying upon any statement or representation by the other other than the Seller Representations or unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto. Subject to the Seller Representations and as except as expressly set forth herein, Purchaser forever releases and discharges Seller, Seller’s affiliates, Seller’s investment advisor and manager, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Releasees”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the Development, the Property, the physical condition thereof, any law or regulation applicable thereto (including, without limitation, claims under the Clean Air Act (42 U.S.C. 7401, et seq.), as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section

9601, et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), as amended, the Clean Water Act (33 U.S.C. Section 1251, et seq.), as amended, the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), as amended, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), as amended, and the Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.), and the other matters described in this Section 1.2. Subject to the Seller Representations, and as except as expressly set forth herein, Purchaser, upon Closing, shall be deemed to have released Seller and all other Releasees from any and all Claims, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters related in any way to the Development and the Property. Without limiting the scope or generality of the foregoing release and waiver provisions, and subject to the Seller Representations and except as expressly set forth herein, those provisions shall specifically include and cover (1) any claim for or right to indemnification, contribution, subrogation or other compensation, including any claim based on or arising under any Environmental Law now or hereafter in effect, and (2) any claim for or based on trespass, nuisance, waste, negligence, ultrahazardous activity, strict liability, indemnification, contribution or other theory arising under the common law of the state of where the Property is located (or any other applicable jurisdiction) or arising under any applicable law now or hereafter in effect. Subject to the provisions set forth in this Agreement, as part of the provisions of this Section 1.2, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and that the matters released herein include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s release of Seller, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules and regulations. PURCHASER SPECIFICALLY WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542 AND ANY STATE OR FEDERAL LAW OF SIMILAR EFFECT. CIVIL CODE SECTION 1542 PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Notwithstanding anything to the contrary set forth in this Section 1.2, the foregoing release with respect to post-closing claims is not intended to and does not cover (i) any claims arising from a breach of Seller's Representations, which shall be governed by the terms and provisions of this Agreement applicable thereto, (ii) Seller’s fraud, or (iii) any other breach by Seller of an express obligation of Seller under this Agreement which by its terms survives Closing (the “Seller Surviving Obligations”).
1.3    Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by Grant Deed in the form attached hereto as Exhibit 9.2.1 (the “Deed”) in the condition described in Section 3.4 and title to the Personal Property, by Bill of Sale, and Assignment and Assumption Agreement without warranty as to the title or the condition of such personalty (other than the Seller Representations).

2.    PRICE AND PAYMENT.
2.1    Purchase Price. Purchaser agrees to pay to Seller at Closing, subject to the terms of this Agreement, (x) for the acquisition of the Land, a purchase price equal to $30,000,000 and (y) for Seller to complete the Development, a purchase price equal to $60,000,000 (collectively, the “Purchase Price”). Seller and Purchaser acknowledge and agree that such calculation represents an arm’s length agreement based on the best judgment of Seller and Purchaser as to the fair market value of the Property and the cost to complete the Development. The purchase price for the Development shall not be subject to increase if the cost to complete the Development exceeds $60,000,000 or decrease if the cost to complete the Development is less than $60,000,000. Seller and Purchaser shall file their respective federal, state and local tax returns and related tax documents consistent with this Section 2.1.
2.2    Payment. Payment of the Purchase Price is to be made in cash as follows:
2.2.1    Deposit. Within two (2) Business Days of the execution of this Agreement, Purchaser shall deposit $3,000,000, with the Title Company as an earnest money deposit (the “Initial Deposit”). Within two (2) Business Days following Substantial Completion of Phase I, Purchaser shall deposit with the Title Company an additional $1,000,000, as an additional earnest money deposit (the “Phase I Deposit”). Within two (2) Business Days following Substantial Completion of Phase II, Purchaser shall deposit with the Title Company an additional $1,000,000, as an additional earnest money deposit (the “Phase II Deposit”). Within two (2) Business Days following Substantial Completion of Phase III, Purchaser shall deposit with the Title Company an additional $1,000,000, as an additional earnest money deposit (the “Phase III Deposit”, the Initial Deposit, together with the Phase I Deposit, the Phase II Deposit and the Phase III Deposit, in each case when made pursuant to the terms hereof, is referred to herein collectively as, the “Deposit”).
2.2.2    The Deposit will be placed with and held in escrow by the Title Company, in immediately available funds in an interest-bearing account invested at Purchaser’s election. Any interest earned on the Deposit shall not be considered as part of the Deposit and shall be disbursed by the Title Company from time to time as directed by Purchaser. Upon delivery of the Initial Deposit, the Initial Deposit shall be non-refundable to Purchaser, subject only to the provisions of this Agreement which expressly provide for a return of the Deposit to Purchaser (the “Refund Conditions”). Each of the Phase I Deposit, the Phase II Deposit, and the Phase III Deposit shall be non-refundable to Purchaser upon delivery, subject only to the Refund Conditions. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.
2.2.3    Prior to or contemporaneous with the execution hereof by Purchaser and Seller, Purchaser has paid to Seller $100.00 (the “Independent Contract Consideration”), which amount Seller and Purchaser bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement, and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.
2.2.4    Subject to the terms of this Agreement, at Closing, Purchaser shall pay Seller the balance of the Purchase Price (i.e., net of the Deposit), subject to adjustment for the prorations as provided herein, to the Title Company for disbursement to Seller no later than 1:00 p.m. Pacific Time on the Closing Date via wire transfer in immediately available funds.
2.3    Closing. Subject to the terms and conditions set forth herein, payment of the Purchase Price and the closing hereunder (the “Closing”) will take place on the Closing Date pursuant to an escrow closing, provided Purchaser does not terminate this Agreement prior to such date pursuant to an express termination right set forth in this Agreement. The Closing will take place at the offices of the Title Company at 11:00 a.m. local San Diego time or at such other time and place as may be agreed upon in writing by Seller and Purchaser. Closing shall occur through an escrow with the Title Company. Funds shall be deposited into and held by the Title Company in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries at or prior to Closing, the parties shall direct the Title Company to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

3.    INSPECTIONS AND APPROVALS.
3.1    Inspections.
3.1.5    On or prior to the date hereof, Seller has delivered (or made available via an electronic datasite) the following items: (i) the Leases, (ii) the Service Contracts, the Development Contracts and the Architect Agreement, (iii) the Warranties and Guarantees, (iv) the Licenses and Approvals, (v) to the extent such items exist and are in Seller’s possession or reasonable control, environmental reports relating to the Property, (vi) the Development Plans, (vii) current insurance certificates relating to the Property, and (viii) to the extent such items exist and are in Seller’s possession or reasonable control, the items set forth on Exhibit 3.1.1 (the “Set Deliverables”). In addition to the Set Deliverables, Seller shall deliver to Purchaser within two (2) days after Purchaser’s request therefor, such other information and documentation relating to the Property that Purchaser reasonably requests (to the extent in Seller’s or Property Manager’s possession or reasonably obtainable by Seller or Property Manager) (the foregoing, together with the Set Deliverables shall be referred to herein as the “Seller Deliverables”). Seller Deliverables shall exclude any confidential information, internal financial analyses or privileged information. Commencing on the date of this Agreement and continuing through the Closing Date or earlier termination of this Agreement, Seller agrees to allow Purchaser and Purchaser’s engineers, architects, employees, agents and representatives (collectively, “Purchaser Agents”) reasonable access, during normal business hours, to the Property and to the records of the Property, if any, maintained by Seller or the Property Manager for the purpose of inspecting the Property (“Purchaser’s Inspection”).
3.1.6    Purchaser agrees that, in making any permitted physical or environmental inspections of the Property, Purchaser (on behalf of itself and all of Purchaser Agents entering onto the Property) shall carry not less than $2,000,000 in the aggregate and $1,000,000 per occurrence of commercial general liability insurance insuring all activity and conduct of Purchaser and such representatives while exercising such right of access and naming Seller and the Property Manager as additional insureds. Purchaser represents and warrants that it carries not less than $2,000,000 in the aggregate and $1,000,000 per occurrence of commercial general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder, and will provide Seller with written evidence of same prior to entry on the Property.
3.1.7    Purchaser agrees that in exercising its right of access hereunder, Purchaser will not and will cause Purchaser Agents to not unreasonably interfere with the Development or the activity of Tenants or any persons occupying or providing service at the Property. Purchaser shall, at least twenty-four (24) hours prior to any on-site Purchaser’s Inspection, give Seller notice by email or phone of its intention to conduct any such on-site Purchaser’s Inspection, so that Seller shall have an opportunity to have a representative present during any such on-site Purchaser’s Inspection (provided that the unavailability of any such representatives shall not delay or prevent such on-site Purchaser’s Inspection). Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such on-site Purchaser’s Inspection.
3.1.8    In no event shall Purchaser or any Purchaser Agent perform any invasive, subsurface or destructive testing of any kind at the Property, including, without limitation, a Phase II Environmental Site Assessment, or otherwise damage or alter the physical condition of the Property. Purchaser’s Inspection shall be conducted at Purchaser’s sole cost and expense and in accordance in all material respects with all requirements of applicable law.
3.1.9    Except for the Seller Representations, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property, including, without limitation the Seller Deliverables. It is the parties’ express understanding and agreement that any materials which Purchaser is allowed to review are provided only for Purchaser’s convenience in making its own examination and determination prior to the Effective Date as to whether it wishes to purchase the Property, and, in doing so, except for the Seller Representations, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except as expressly set forth herein and except for the Seller Representations, Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.
3.1.10    PURCHASER AGREES TO INDEMNIFY, DEFEND, AND HOLD SELLER HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS, ACTUALLY

INCURRED BY SELLER AND ARISING OUT OF PURCHASER’S INSPECTIONS ON THE PROPERTY; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO THE MERE DISCOVERY BY PURCHASER OR ANY PURCHASER AGENT OF ANY EXISTING DAMAGE TO, OR DESTRUCTION OF, THE PROPERTY. THIS SECTION 3.1 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.
3.1.11    Purchaser shall keep the Property free from any liens arising out of Purchaser’s Inspections. If any such lien at any time shall be filed, Purchaser shall cause the same to be discharged of record within thirty (30) days after knowledge by Purchaser thereof by satisfying the same or, if Purchaser, in its discretion and in good faith, determines that such lien should be contested, then Purchaser may discharge such lien of record by recording a bond, to the extent the same is permitted under any loan secured by the Property.
3.2    Title and Survey.
(a)    Prior to the execution of this Agreement, the Title Company has issued to Purchaser the commitment for title insurance on the Land, and delivered copies of all items shown as exceptions to title therein (collectively, the “Title Commitment”), attached hereto as Exhibit 3.2(a), and an existing survey of the Land and Improvements (the “Survey”).
(b)    All matters shown on Schedule B, Section Two of the Title Commitment and the Survey shall be deemed to be approved by Purchaser and a “Permitted Encumbrance” as provided in Section 3.4 hereof, except that (i) if Closing occurs after June 30, 2016, the exception for general and special taxes and assessments for the fiscal year 2015-2016 shall be replaced with an exception for general and special taxes and assessments for the fiscal year 2016-2017, (ii) the deed of trust in favor of Wells Fargo Bank, National Association recorded July 11, 2014 as Instrument No. 2014-0289163 of the Official Records of San Diego County, California (“Official Records”) shall not be a Permitted Encumbrance, and shall be removed by Seller as set forth in Section 3.2(c) below, and (iii) the survey exceptions listed on Exhibit 3.2(b) as in effect on the Effective Date are Permitted Encumbrances (collectively, the “Existing Encroachments”). Nothing set forth in this Section 3.2(b) or Section 3.4.3 below shall be deemed to relieve Seller of its obligation to pay taxes prior to delinquency pursuant to Section 4.2 below or otherwise modify the terms and provisions of Section 6.4 of this Agreement with respect to the prorations.
(c)    Notwithstanding anything to the contrary foregoing, in all events, Seller will cause to be removed, paid off, redeemed and/or discharged at its expense on or before the Closing Date, (or, if Seller, in its discretion and in good faith, determines that any lien should be contested, then Seller may, so long as Seller is contesting such lien in good faith and by appropriate legal proceedings, discharge such lien of record by recording a bond in the records of the county in which the Property is located), (i) any of the following: any mortgage, monetary judgment, deed of trust, lien, mechanics lien, materialman lien or other evidence of a monetary charge against the Property (except as set forth in Sections 3.4.3 and 3.4.4 below); provided, however, that if any of the foregoing described in this item (i) was caused or created other than by, through or under Seller or its Affiliates and Seller has not elected to cure the same prior to Closing in accordance with the terms and provisions of this Agreement, then Purchaser’s sole remedy shall be to terminate this Agreement at any time prior to Closing, in which case the Deposit shall be returned to Purchaser and the parties hereto shall have no further obligations hereunder except for the express obligations of the parties under this Agreement which by their terms survive termination of this Agreement (the “Surviving Obligations”); and (ii) any other lien or any encumbrance affecting title to the Property arising after the date of the Title Commitment or Survey (each of the foregoing described in the foregoing clauses (i) or (ii), a “Must Remove Title Objection”); provided, however, that any of the matters described in the foregoing clause (ii) shall only constitute a Must Remove Title Objection if Seller shall have provided Purchaser with written notice thereof promptly upon becoming aware thereof (but in no event later than two (2) Business Days prior to the Closing Date) and Purchaser shall have failed to object in writing to any such matter within five (5) Business Days following receipt of such written notice (and if such five (5) Business Day period would extend beyond the Closing Date, then the Closing Date shall be automatically adjourned to the date that is two (2) Business Days following the expiration of such five (5) Business Day period). In no event shall any of the following constitute a Must Remove Title Objection: (A) a notice of completion recorded with respect to the Development; (B) a memorandum, easement or similar document required to be recorded pursuant to an Approved Contract; or (C) any other non-monetary encumbrance required to be recorded by any governmental authority or Seller’s Lender; provided, however, that if any of the foregoing described in this item (C) are reasonably likely to have a material adverse effect on the Property following Closing, Purchaser shall have the right to object in writing to such encumbrance as set forth above.
3.3    Contracts. The list of service contracts relating to the operation or maintenance of the Land, Improvements or Personal Property in effect as of the Effective Date, if any, is attached hereto as Exhibit 3.3 (together with any other service contracts entered into in accordance with terms and provisions of this Agreement, other than the Development Contracts, collectively, the “Service Contracts”). At least forty-five (45) days prior to the Closing Date, Purchaser shall notify Seller in writing if Purchaser elects to terminate at Closing any of the Service Contracts which may be terminated on 30 days’ notice or less, without fee or penalty (such notice, “Notice of Termination” and the contracts so elected, the “Terminated Contracts”). If Purchaser delivers the Notice of Termination, then Seller shall, at its expense, deliver a termination notice at or prior to Closing with respect to any such Service Contracts which may be terminated on 30 days’ notice or less, without fee or penalty. Seller acknowledges and agrees that Purchaser has elected to assume all Service Contracts that will not be terminated pursuant to a Notice of Termination (such assumed contracts being referred to herein as the “Approved Contracts”).
3.4    Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:
3.4.1    All exceptions which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof;
3.4.2    All Approved Contracts, Development Contracts and Leases which Purchaser has approved or is deemed to have approved pursuant to this Agreement; and
3.4.3    The lien of non‑delinquent real estate taxes and assessments that are apportioned between Purchaser and Seller pursuant to Section 6.4 hereof; and
3.4.4    Any liens or encumbrances created by Purchaser.

Notwithstanding the foregoing, the Permitted Encumbrances shall not include any Must Remove Title Objection, which shall be paid off and discharged at or before Closing by Seller.
3.5    Intentionally Omitted.
3.6    Delivery of Title Policy at Closing. As a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser at Closing a 2006 ALTA Form Owner’s Policy of Title Insurance, with “extended coverage” over mechanics liens and claims and matters arising during the “gap” period and containing such endorsements thereto as Purchaser may require and the Title Company has committed to issue prior to the Effective Date (collectively, the “Title Policy”) issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, and in the form attached hereto as Exhibit 3.6 insuring Purchaser as owner of indefeasible fee simple title to the Property, subject only to the Permitted Encumbrances. Seller shall execute at Closing an owner’s affidavit and gap indemnity reasonably acceptable to the Title Company to facilitate the issuance of the Title Policy (“Owner’s Affidavit”), and shall deliver such other documents (including but not limited to Seller’s organizational documents, a good standing certificate and authorizing resolutions) reasonably as required by the Title Company. The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly-executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date.

4.    SELLER’S COVENANTS FOR PERIOD PRIOR TO CLOSING. Until Closing:
4.1    Insurance. Seller shall keep the Property insured under its current or comparable policies (evidence of which policies have been provided to Purchaser as part of the Seller Deliverables), including, but not limited, to Seller’s coverage against fire and other hazards.
4.2    Operation. Seller shall operate and maintain the Property in accordance with Seller’s existing practices and perform all obligations to be performed by Seller under the Leases, the Approved Contracts, the Warranties and Guarantees, the Licenses & Permits, the Development Contracts, the Loan Documents, the Property Management Agreement and applicable law. In addition, Seller agrees, to at its expense, take such steps prior to Closing as are reasonably necessary to transfer to Purchaser at Closing all Leases, Approved Contracts, Warranties and Guarantees, Licenses & Permits, the Architect Agreement, Development Contracts and Development Plans. In addition, except as required by this Agreement, Seller covenants and agrees that, between the Effective Date and the Closing, without the prior written consent of Purchaser, Seller shall not, make any material change in the operation of the Property, provided, however, that the Development in accordance with the terms and provisions of this Agreement shall not be considered a material change in the operation of the Property. Additionally, Seller covenants and agrees with Purchaser that between the Effective Date and the Closing: (i) Seller shall maintain or cause to be maintained its books of account and records in the usual, regular and ordinary manner, in accordance with accounting principles and applied on a basis, consistent with that used in keeping its books in prior years, and (ii) Seller shall pay (subject to legal rights of appeal and protest) prior to delinquency all taxes, ad valorem, other real property, occupancy, personal property, intangible and sales taxes due and payable by Seller with respect to the Property.
4.3    New Contracts. Seller may enter into, amend or modify only those third-party Service Contracts which are necessary to carry out its obligations under Section 4.2 and which shall be cancelable (including, after giving effect to any such amendment or modification) without charge, fee or penalty on not more than thirty (30) days prior written notice. If Seller enters into any such third-party Service Contract (or any such amendment or modification of a third-party Service Contract), Seller shall promptly provide written notice thereof to Purchaser and unless Purchaser, within five (5) Business Days thereafter, notifies Seller in writing of its intention to have such third-party Service Contract (including, after giving effect to any such amendment or modification) terminated at or prior to Closing, it shall be treated as an Approved Contract under Section 3.3.
4.4    New Leases.
(a)    Between the date of execution of this Agreement and Closing, Seller will not lease any space in the Improvements, amend terminate or accept surrender of any Lease, except on terms and conditions approved by Purchaser, which approval shall not unreasonably be withheld, delayed or conditioned. Seller shall furnish Purchaser with all material information pertaining to the proposed agreement or Lease and/or proposed tenant, as reasonably requested by Purchaser. Seller shall not issue any approvals, consents or waivers to the Tenant under any Leases that obligate Purchaser to incur any additional costs, liabilities or obligations, in each case without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole and absolute discretion.
(b)    Notwithstanding anything contained in this Section 4.4 to the contrary, (I) Seller may enter into, and/or amend, modify or renew, any residential Lease without the consent of Purchaser if (i) such new residential Lease, or amendment, modification or renewal, is in accordance with the leasing parameters set forth on Exhibit 4.4 attached hereto, (ii) with respect to any new residential Lease, such new residential Lease is on Property Manager’s form of residential Lease reasonably approved by Seller and Purchaser, and (iii) the term of any such new residential Lease, or the term of any Lease after giving effect to any such amendment, modification or renewal, is not less than six (6) months or greater than eighteen (18) months, and (II) Seller may terminate any residential Lease in accordance with all applicable laws upon a default by the Tenant thereunder.
(c)    If Purchaser does not notify Seller of its consent or non-consent with respect to any matter for which Purchaser has a consent right pursuant to this Section 4.4 within three (3) Business Days after Seller requests such consent from Purchaser (which request for consent shall include all materials and information reasonably necessary for Purchaser to make an informed decision as to whether to grant or withhold Purchaser’s consent), then Purchaser shall be deemed to have consented to the matter in question.
4.5    Marketing Plan. Seller shall (and Seller shall cause Property Manager to) use commercially reasonable efforts to implement a marketing and pre-leasing plan jointly approved by Purchaser and Seller for the leasing of residential apartment units in the Property.  Representatives of Seller and Purchaser shall meet as needed, as mutually agreed by Seller and Purchaser in the exercise of their reasonable discretion, to review the implementation of such marketing plan.

4.6    Notice of Significant Events. Seller agrees that it shall promptly (and in all events within two (2) Business Days of gaining actual knowledge) notify Purchaser in writing upon Seller's discovery or learning of (i) the filing, service or commencement of any litigation or other legal proceedings related to the Property (including but not limited to any lease or loan applicable thereto) or Seller (or the receipt of any written threat thereof) which, if adversely determined, would reasonably be expected to have an adverse effect on the Property following Closing, (ii) any written claim or notice that the Property or any aspect thereof fails to comply with or is in violation of any applicable law or regulation, (iii) any casualty damage of any kind to the Property (other than of a de minimus nature), or (iv) the filing or commencement of, or any plan for or threat of, any proceeding relating to eminent domain, condemnation, or foreclosure with respect to the Property.
4.7    Marketing. Seller shall: (A) not, directly or indirectly, initiate, solicit or engage in discussions or negotiations with, or provide any information to, or respond to, any person, or pursue or market any transaction, in each case regarding the purchase and sale of the Property, other than to Purchaser or (B) not, directly or indirectly, accept any offers for, or enter in any term sheet, letter of intent, purchase and sale agreement or other agreement, regarding the purchase and sale of the Property other than to Purchaser.
4.8    Assignments and Transfers. Prior to Closing, Seller shall (at its own expense) take any steps which are a prerequisite to the assignment and transfer to Purchaser at closing of all Warranties and Guarantees, Licenses and Approvals, Approved Contracts, Development Contracts and Development Plans. Such obligation shall include, but not be limited to, the obtaining of any required consents, the arranging of any required inspections, and the payment of any required fees.
4.9    Development Plans and Development Contracts.
(a)    Except for Permitted Changes (as defined below), Seller shall not change, amend or modify the Development Plans without the prior written consent of Purchaser, which consent may not be unreasonably withheld. Except for Permitted Changes, Seller shall not enter into amend, modify or supplement, or terminate any Development Contract without the prior written consent of Purchaser, which consent may not be unreasonably withheld. Purchaser shall have the right (at its sole cost and expense) to have the Purchaser Architect receive, review and approve any Development Contract or any change, amendment or modification to the Development Plans or any Development Contract. A change to the Development Plans or any Development Contract shall be a “Permitted Change” for the purposes of this Section 4.9 if (i) the total cost to complete the Development, as a result of such change, does not decrease by more than $50,000, or (ii) such change is required in order to comply with any applicable laws, codes or regulations or the requirements of any applicable governmental authority; provided, however, no change described in the foregoing clause (ii) shall be deemed a Permitted Change if the change would result in a reduction of the number of units to be included in any Building.
(b)    If Purchaser does not notify Seller of its consent or non-consent with respect to any matter for which Purchaser has a consent right pursuant to this Section 4.9 within forty-eight (48) hours (not including Saturdays, Sundays or legal holidays) after an RFI, submittal or change order with respect to such matter has been sent by email to the Purchaser Architect and Brian Kuzniar with the phrase “Purchaser Consent Required” (or a substantially similar phrase alerting Purchaser

Architect and Brian Kuzniar that, in Seller’s opinion, Purchaser’s consent is required) appearing in the subject line or the first line of the email, then Purchaser shall be deemed to have consented to the matter in question. Any consents requested by Seller at a Weekly Meeting (as hereinafter defined) pursuant to Section 4.15 at which Purchaser or Purchaser Architect are present (either in person or telephonically) and with respect to which an RFI, submittal or change order has been provided by email in accordance with this Section 4.9 shall be deemed requested pursuant to this Section 4.9. Notwithstanding the foregoing in this Section 4.9(b), Purchaser shall have the right at any time upon written notice to Seller to replace Brian Kuzniar for the purposes of this Section 4.9(b) with any other employee of Purchaser or its Affiliates.
4.10    Architect Agreement. Seller shall not change, amend, terminate or modify the Architect Agreement without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole and absolute discretion.
4.11    Warranties and Guarantees. Seller shall not release or modify or consent to the release or modification of any of the Warranties and Guarantees without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole and absolute discretion. Seller agrees to use commercially reasonable efforts to enforce, prior to Closing (i) all applicable rights and remedies available to Seller under any Development Contracts and (ii) all Warranties and Guarantees, in each case with respect to any deficiency in the Development. Purchaser acknowledges that, as a result of the release set forth in Section 1.2 above, from and after Closing, except for (a) a breach of any Seller Representations or Seller Surviving Obligations discovered after Closing for which written notification of a claim has been sent by Purchaser to Seller prior to the expiration of the Survival Period pursuant to Section 11.16 below, Purchaser shall not have any Claim against Seller with respect to any deficiency in the Development, and that Purchaser shall be entitled to pursue its rights under such Development Contract or such Warranties and Guarantees assigned to Purchaser at Closing pursuant to this Agreement. The covenants of Seller set forth in this Section 4.11 shall survive Closing.
4.12    Change of Property Manager. Seller shall not, without the prior written consent of Purchaser, remove or replace the Property Manager or amend, modify or terminate the Property Management Agreement.
4.13    Intentionally Omitted.
4.14    Development.
(a)    Seller shall (at Seller’s sole cost and expense) diligently and continuously pursue the development and construction of each Phase and the Development as a whole in a good, workmanlike and lien-free manner in accordance with the Development Plans, the Architect Agreement, the Development Contracts and in compliance with all applicable laws, ordinances, rules, codes and regulations of any governmental authority. Seller shall be responsible for obtaining all permits, approvals and licenses necessary to complete the Development. Seller shall obtain and maintain all Licenses & Approvals necessary for the lien-free development and construction of each Phase and the Development as a whole in accordance with the Development Plans, the Architect Agreement and the Development Contracts and in compliance with all applicable laws, ordinances, rules, codes and regulations of any governmental authority. Seller shall cause Substantial Completion of the Development as a whole to occur in accordance with the Development Plans, the Architect Agreement and the Development Contracts and in compliance with all applicable laws, ordinances, rules, codes and regulations of any governmental authority, on or prior to the Substantial Completion Date.
(b)    Seller shall provide Purchaser with written notice (the “Final CO Notice”) at least thirty (30) (but not more than sixty (60)) days prior to the date on which Seller anticipates that the Final Certificate of Occupancy for the Development as a whole will be issued.
(c)    At least fifteen (15) days prior to Seller’s anticipated Walk-Through Date (as defined below) with respect to any Building, Phase or the Development as a whole, Seller shall provide Purchaser with written notice of the date on which Seller proposes to conduct a final walk through (each, a “Walk-Through”) at such Building, Phase or the Development as a whole. Within five (5) Business Days after Seller has delivered to Purchaser such notice, Purchaser and Seller shall select the date of the Walk-Through with respect to such Building, Phase or the Development as a whole (each, a “Walk-Through Date”), which date shall be within such fifteen (15) day period. On such scheduled Walk-Through Date, representatives of Purchaser and Seller shall conduct a Walk-Through of the Property and the Development to assess the status of completion of such Building, Phase or the Development as a whole and whether Substantial Completion of such Building, such Phase or the Development as a whole has occurred. In addition, during any such Walk-Through of the Property and the Development, Seller and Purchaser (acting in good faith and in a commercially reasonable manner) shall list any Punch-List Items with respect to such Building, Phase or the Development as a whole. In the event that Purchaser’s representatives fail to attend a Walk-Through, the items listed on the punch-list prepared or confirmed by Seller at such Walk-Through shall be the Punch-List Items with respect to such Walk-Through. Purchaser’s deposit of the Phase I Deposit, Phase II Deposit and the Phase III Deposit shall be conclusive evidence that Purchaser has agreed that Substantial Completion of all Buildings within the applicable Phase has occurred.
(d)    In the event of a dispute (each, a “Dispute”) between Seller and Purchaser regarding either (i) whether the Substantial Completion of a Building, Phase or the Development as a whole has occurred pursuant to this Agreement or (ii) the estimated cost of the Punch-List Items for a Building, Phase or the Development as a whole, Seller and Purchaser shall attempt, in good faith, to resolve such Dispute within thirty (30) days. In the event that such Dispute is not resolved within thirty (30) days of written demand from one party to the other, the Dispute shall be referred to the Development Architect or other applicable consultant of Seller responsible for the work in question, with instructions to determine whether Seller or Purchaser is correct regarding the Dispute and notify the parties of such determination within fifteen (15) days thereafter. The decision of the Development Architect or consultant with respect to any Dispute shall be final and binding on the parties. The Closing Date shall be extended to the extent necessary to afford the parties the opportunity to resolve any such Dispute in the manner set forth in this Section 4.14.
4.15    Development Meetings. Seller conducts a weekly meeting on Tuesdays at 9:00 a.m. Pacific time at the Property (each, a “Weekly Meeting”) to review the status of the Development and any applicable changes to the Development Plans. Purchaser, Purchaser’s or its Affiliates’

employees, and Purchaser’s representative from Pond, Robinson & Associates LP (or any replacement of Pond, Robinson & Associates LP designated by Purchaser upon written notice to Seller during the term of this Agreement, “Purchaser Architect”) may attend such Weekly Meetings (either in person or telephonically). Purchaser shall use commercially reasonable efforts to cause its Purchaser Architect to attend at least one Weekly Meeting per month (whether in person or telephonically). If any changes to the Development Plans or Development Contracts are proposed at a regular Weekly Meeting, then so long as the RFI, submittal or change order with respect to such changes is provided as described in Section 4.9(b) above, Purchaser shall have forty-eight (48) hours (not including Saturdays, Sundays or legal holidays) after receipt of the RFI, submittal or change order to approve or disapprove such change in writing pursuant to Section 4.9(b) above.
4.16    Taxes. Seller shall pay (subject to legal rights of appeal and protest) prior to delinquency all real property taxes, ad valorem, other real property, occupancy, personal property, intangible and sales taxes due and payable by Seller with respect to the Property.
4.17    Removal. Seller shall not remove from the Land any portion of the Personal Property other than in the normal course of business without the prior written consent of Purchaser, unless the same is no longer needed or useful in the operation of the Property or the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens and encumbrances.
4.18    Sale of Property. During the term of this Agreement, Seller shall (A) not sell the Property (or any portion thereof or any direct or indirect interest therein) to any person or entity other than Purchaser or (B) not directly or indirectly transfer, sell or otherwise dispose of the Land or any portion thereof or direct or indirect interest therein without the prior written consent of Purchaser except transfers required in connection with any condemnation or taking in lieu thereof.
4.19    Mortgages. Except as permitted by the express terms of this Agreement, Seller shall not create any new mortgage, deed of trust, pledge, lien or other encumbrance affecting the Property which will not be satisfied at or before Closing without Purchaser’s consent, which consent may be granted or withheld in Purchaser’s sole and absolute discretion.
4.20    Zoning. Seller shall not, without the prior written approval of Purchaser, change or attempt to change, directly or indirectly, the current zoning of the Property.
4.21    Licenses & Approvals. Seller shall not, without the prior written approval of Purchaser, cancel, amend or modify, in a manner adverse to the Property, any License or Approval held by Seller with respect to the Property, the Development or any part thereof which would be binding upon Purchaser after the Closing.
4.22    Tax Contests. Seller may commence any proceeding to contest any taxes with respect to the Property for any taxable period which includes the Closing Date or for any taxable period prior to the taxable period which includes the Closing Date upon prior-written notice to Purchaser.
4.23    Tentative Maps. Purchaser acknowledges that Seller is currently processing applications with the City of San Diego for tentative maps (the “Tentative Maps”) for the creation of 176 residential condominium units for the portion of the Land located at 2930 Barnard Street and 4 residential condominium units for the portion of the Land located at 3901-3907 Chapman Street. Without any representation or warranty as to whether the City of San Diego will approve the Tentative Maps or the Tentative Maps will be recorded against the Property, Seller shall use commercially reasonable efforts to obtain the approval of the City of San Diego with respect to the Tentative Maps, with such changes and agreements as may be required by the City of San Diego and any other applicable authorities. In no event shall Purchaser have any right or remedy if the Tentative Maps are not approved by the City of San Diego prior to Closing, including without limitation, the right to terminate this Agreement or to receive any credit, reduction or adjustment to the Purchase Price.
4.24    Estoppel Certificate and Subordination of Affordable Housing DOT. Seller shall cooperate with Purchaser, at Purchaser’s written request and without any additional cost or liability to Seller, in Purchaser’s attempts to obtain (i) a commercially reasonable estoppel certificate executed by the Commission, in form and content reasonably consistent with the forms of estoppel certificate provided by the Commission in the past, and (ii) subordination agreement (as set forth in Section 4(a) of the Affordable Housing Agreement and Section 14 of the Affordable Housing DOT) subordinating the Affordable Housing DOT to any deed of trust executed by Purchaser in connection with any financing obtained by Purchaser for the acquisition of the Property, in form and substance reasonably acceptable to Purchaser, Purchaser’s lender and the Commission. In no event shall receipt of such estoppel certificate constitute a condition to Purchaser’s obligations under this Agreement.

5.    REPRESENTATIONS AND WARRANTIES.

5.1    By Seller. Seller represents and warrants to Purchaser as of the Effective Date (except as expressly set forth below) and, subject to Section 5.1.26 below, as of the Closing Date, as follows:
5.1.1    Seller is duly organized and validly existing under the laws of the State in which it was organized, is authorized to do business in the State in which the Land is located, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its organizational documents.
5.1.2    The authorization, execution and delivery of this Agreement (and the Seller Closing Documents) and the consummation of the transactions contemplated hereby and thereby and the performance of Seller’s obligations hereunder and under such Seller Closing Documents, will not, with or without the giving of notice or passage of time or both, violate, conflict with or result in the breach of any terms or provisions of or require any notice, filing, registration or further consent, approval or authorization under (i) any statutes, laws, rules, ordinances or regulations of any governmental body applicable to Seller, the Property or the Development, (ii) any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority binding upon Seller or any of Seller’s assets or properties, or (iii) any instrument or agreement to which

Seller may be bound or relating to or affecting the Property or any portion thereof. Furthermore, Seller has the requisite power and authority to own, lease, and operate the Property and conduct its business as and where the same is now owned, leased or operated.
5.1.3    There is no existing or pending litigation, proceedings, suits, actions or claims with respect to the Property; nor, to the best of Seller’s knowledge, have any such litigation, proceedings, suits, actions or claims been threatened or asserted in writing, which could have an adverse effect on the Property or Seller’s ability to consummate the transactions contemplated hereby.
5.1.4    Seller has not received any written notice from any governmental authority of a violation of any governmental requirements (including Environmental Laws and zoning and building laws) on the Property, which has not been remedied and, to the best of Seller’s knowledge, no such violation exists.
5.1.5    Except as may be required under the Affordable Housing Documents, no filing with, and no permit, authorization, consent or approval of, any governmental authority or other person or entity is necessary for the consummation by Seller of the transaction contemplated by this Agreement.
5.1.6    No Hazardous Materials have been constructed, deposited, placed, discharged, stored, or otherwise located on, under or in the Property in violation of Environmental Laws by Seller or, to its knowledge, any third party, including, without limitation, any Tenant at the Property. To Seller’s knowledge, (A) the Property has not previously been used as a landfill or as a dump for garbage or refuse, (B) no Hazardous Materials have been released into the environment or discharged at, on, from or under the Property, and (C) no portion of the Property contains any Hazardous Materials in violation of Environmental Law, including, without limitation, any asbestos or asbestos containing materials, polychlorinated biphenyls and radon. To Seller’s knowledge, there are no underground storage tanks at the Property.
5.1.7    Seller has not received, with respect to the Property, written notice from any governmental authority with respect to assessments or notices of charges, regarding any change to the zoning classification, any special assessment, cost sharing obligations, cost contribution, and any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property which are not expressly disclosed by the Title Commitment. To Seller’s knowledge, no such action, assessment, or notice of contribution is pending or has been threatened in writing by any governmental authority against Seller or the Property which Seller has not previously provided to Purchaser.
5.1.8    The list of Service Contracts in Exhibit 3.3 is true, correct and complete, and true, accurate and complete copies of all Service Contracts have been delivered to Purchaser. To Seller’s knowledge, all of the Service Contracts are in full force and effect, have not been amended or modified except as disclosed on Exhibit 3.3 and there are no defaults by Seller thereunder, nor are there any defaults by the vendors under such Service Contracts.

5.1.9    Seller is not a "foreign person" within the meaning of Section 1445 of the Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Code).
5.1.10    Except for items being paid by Seller at Closing or prorated at Closing, there are no outstanding accounts payable or unpaid debts relating to the Property that would be binding on Purchaser or the Property, including, without limitation, any unpaid charges, debts, liabilities, claims or obligations arising from the construction, occupancy, ownership, use or operation of the Property, which could give rise to any mechanic’s or materialmen’s or other statutory liens against any portion of the Property.
5.1.11    Seller does not have any employees, and following the Closing, Purchaser shall have no obligation to employ or continue to employ any individual employed by Seller or at the Property. There are no employment, collective bargaining or similar agreements or arrangements with Seller or with respect to the Property, which will be binding on Purchaser after the Closing.
5.1.12    Seller (and if Seller is a partnership, each of its partners, whether general or limited) is solvent, and has not made a general assignment for the benefit of creditors or a transfer in fraud of creditors, or been adjudicated as bankrupt or insolvent, nor has a receiver, liquidator, custodian, or trustee of any of them or any of their respective properties (including the Property) been appointed or taken possession of any of their respective properties, or a petition filed by or against any of them for bankruptcy, composition, rearrangement, extension, reorganization, or arrangement pursuant to title 11 of the United States Code or any similar present or future federal or state insolvency or bankruptcy law or statute, or any proceeding instituted for the dissolution or liquidation of any of them.
5.1.13
(a)    As of the Effective Date, there are no Leases in effect with respect to the Property and there is no person in occupancy of the Property.
(b)    At least two (2) Business Days prior to Closing, Seller shall deliver to Purchaser a current (dated within three (3) days of the Closing Date) certified rent roll (the “Rent Roll”) with respect to the Property. As of Closing, the Rent Roll shall be, to Seller’s knowledge, true, correct and complete in all material respects.
5.1.14    Seller has not granted any person or entity any purchase options, rights of first refusal, rights of first offer or similar rights with respect to the Property or any direct or indirect interest therein.
5.1.15     The Seller’s Deliverables consist of copies of the same documents that are used and relied upon by Seller in its ownership and operation of the Property.
5.1.16    Property Manager is the property manager of the Property and Seller has made available to Purchaser true, correct and complete copies of all agreements with the Property Manager relating in any way to the Property.

5.1.17    Seller has not received notice of, and Seller has not initiated, any pending or contemplated proceedings or governmental action to modify the zoning classification of the Property.
5.1.18    The Property to be conveyed, assigned and delivered to Purchaser pursuant to this Agreement comprises all of the assets, property, rights and interest (contractual or otherwise) used in the operation of the Property as presently conducted.
5.1.19    Seller has not received written notice (including any written notice received by Property Manager and provided by Property Manager to Seller) of any condemnation or eminent domain proceeding pending against the Property or any part thereof and, to Seller's knowledge, no condemnation or eminent domain proceedings are threatened against any portion of the Property.
5.1.20    Seller currently possesses all requisite material Licenses & Approvals necessary to own, maintain, operate and use the Property and to develop and construct the Development. Exhibit 5.1.20 annexed hereto sets forth a true, correct and complete list of all Licenses & Approvals. Seller has not received any written notice from any governmental authority or other person or entity of (i) any violation, default, intended or threatened non-renewal, suspension or revocation of any License or Approval, or (ii) any failure by Seller to obtain a License or Approval required for the use, occupancy or operation of the Property or the Development that has not been cured, and there is no violation, default or any basis for any non-renewal, suspension or revocation of any License or Approval.
5.1.21    Seller is not, and is not acting on behalf of, (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a “plan” as defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code (each of the foregoing a “Plan”), (iii) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA.
5.1.22    Seller has made available to Purchaser true, correct and complete copies of the following (collectively, the “Material Documents”): (i) the Development Plans, (ii) the Development Contracts, (iii) the Architect Agreement, (iv) the Warranties and Guarantees, (v) the Property Management Agreement, and (vi) Licenses & Approvals. To Seller’s knowledge the list of Material Documents in Exhibit 5.1.22 is true, correct and complete. All of the Material Documents are in full force and effect, to Seller’s knowledge, have not been amended or modified except as disclosed on Exhibit 5.1.22 and, to Seller’s knowledge, there is no default by any party under any Material Document.
5.1.23    (a) All taxes for the Property which would be delinquent if unpaid will be paid in full or prorated, at Closing, as part of the prorations pursuant to the provisions of Section 6.4; provided, however, that if any taxes for the Property are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at the Closing, (b) Seller has not received any notice (including any written notice received by Property Manager and provided by Property Manager to Seller) for an audit of any taxes which has not been resolved or completed, (c) Seller is not currently contesting any taxes, and (d) there is no currently pending appeal or abatement proceeding with respect to the real estate taxes assessed on the Land and Improvements.
5.1.24    The Seller Knowledge Person has both familiarized itself with and inquired of the Property Manager with respect to the Seller Representations.
5.1.25    Seller has delivered to Purchaser true, correct and complete copies of the Affordable Housing Documents, including all amendments, modifications and supplements thereto. The Affordable Housing Documents are in full force and effect, and have not been modified, amended or extended. Neither Seller nor any of its affiliates which is a party to the Affordable Housing Documents has received any written notice of any default under such document which remains uncured, nor to Seller’s current actual knowledge, does there exist any state of facts which with the passage of time or the giving of notice, or both, would give rise to a default under the Affordable Housing Documents. The Affordable Housing Documents shall not be modified or amended in any respect on or after the date hereof without the prior written consent of Purchaser, which consent shall not be unreasonably withheld with regard to immaterial modifications. Seller shall timely perform all of its obligations (if any), and shall use commercially reasonable efforts to cause the Commission to perform all of its obligations (if any) under the Affordable Housing Documents on or after the date hereof through the Closing.
5.1.26    From and after the Effective Date, Purchaser and Seller shall advise the other in writing of any information it receives which indicates that a Seller Representation is, or has become, untrue in any material respect. Seller shall have fifteen (15) days from receipt of Purchaser’s written notice to attempt to remedy the breach or inaccuracy in such representation or warranty; provided, however, if remedy is possible, but it is not reasonably possible to remedy such breach or inaccuracy within fifteen (15) days, then Seller shall have such time as is reasonably required to remedy such breach or inaccuracy, not to exceed ninety (90) days in the aggregate, so long as Seller commences cure within fifteen (15) days from receipt of Purchaser’s written notice and thereafter diligently pursues such cure to completion. The Closing Date shall be adjourned (subject to Section 10.3.5 of this Agreement) to the date that is three (3) Business Days following the expiration of the cure period permitted by the immediately preceding sentence. In the event Seller is unwilling or unable to remedy such inaccuracy within such cure period, Purchaser shall have the right, as its sole and exclusive remedy, exercisable by giving written notice to Seller and Escrow Holder within five (5) days after the expiration of Seller’s cure period, either (i) to terminate this Agreement and receive the return of the Deposit and, if such inaccuracy occurred as a result of a breach by Seller of its obligations under this Agreement, a reimbursement from Seller of Purchaser’s actual out-of-pocket costs related to the Property and this Agreement up to a maximum amount of $200,000.00, or (ii) to consummate the transaction contemplated by this Agreement. If Purchaser elects to proceed with the Closing after Purchaser has received Seller’s written notice of any actual or alleged inaccuracy or breach of any Seller Representation or after Purchaser has obtained actual knowledge of any such change in circumstances, then (a) the Seller Representations shall be deemed revised in accordance with the change in circumstances as disclosed in such written notice from Seller or actually known to Purchaser, (b) Purchaser shall have waived any right or remedy concerning such change in circumstances, and (c) Seller shall be fully and forever released and discharged from any liability or obligation with respect to such change in circumstances. Seller’s liability to Purchaser by reason of a breach or default of any of any Sellers Representations shall be governed by Section 11.16.
5.2    By Purchaser. Purchaser represents and warrants to Seller as follows:
5.2.5    Purchaser is duly organized, validly existing and in good standing under the laws of the State in which it was organized, is authorized to do business in the State in which the Land is located, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its organizational documents.
5.2.6    No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.
5.2.7    Purchaser acknowledges that, prior to the Effective Date, Purchaser has had sufficient opportunity to inspect the Property and the Material Documents fully and completely at its expense in order to ascertain to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations.
5.2.8    Purchaser acknowledges that, prior to the Effective Date, Purchaser has had sufficient opportunity to review the Material Documents, Seller Deliverables, contracts, expenses and other matters relating to the Property and Development in order to determine, based upon its own investigations, inspections, tests and studies, whether to purchase the Property.
5.2.9    Purchaser will not use the assets of an employee benefit plan as defined in Section 3(3) of ERISA and covered under Title I, Part 4 of ERISA or Section 4975 of the Code, in the performance or discharge of its obligations hereunder, including the acquisition of the Property.
5.3    Brokerage Commission. Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property, except for Broker, who will be paid by Purchaser upon the Closing of the transaction contemplated hereby and not otherwise, pursuant to a separate written agreement between Purchaser and Broker. Said commission shall in no event be earned, due or payable unless and until the transaction contemplated hereby is closed and fully consummated strictly in accordance with the terms and conditions of this Agreement. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s) (and, in the case of Purchaser’s indemnity of Seller, the Broker), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. The terms and provisions of this Section 5.3 shall survive Closing hereunder.

6.    COSTS AND PRORATIONS.
6.1    Purchaser’s Costs. Purchaser shall pay the following costs of closing this transaction:
6.1.10    The fees and disbursements of its counsel, the Purchaser Architect and any engineer or other consultants engaged by Purchaser in connection with Purchaser’s Inspections, if any;
6.1.11    Any and all recording fees associated with the recordation of a mortgage obtained by Purchaser in connection with the acquisition of the Property, if any;
6.1.12    One-half of any escrow fees;
6.1.13    The cost of all endorsements to the Title Policy, including “extended coverage” and “gap coverage”;
6.1.14    The brokerage commission (if any) payable to Broker pursuant to Section 5.3; and
6.1.15    Any other costs or expense(s) required to be paid by Purchaser pursuant to the express terms and provisions of this Agreement.
6.2    Seller’s Costs. Seller shall pay the following costs of closing this transaction:
6.2.1    The fees and disbursements of Seller’s counsel;
6.2.2    The cost of the premium for the standard coverage portion of the Title Policy;
6.2.3    All costs relating to the Survey, including, without limitation, its initial preparation and any update, recertification or changes thereto;
6.2.4    One-half of any escrow fees;
6.2.5    Transfer taxes relating to the recordation of the Deed;
6.2.6    Any and all recording fees attributable to the recordation of the Deed and release of any documents or instruments constituting Must Remove Title Objections;
6.2.7    Any cost to transfer the Approved Contracts, the Warranties and Guaranties and Licenses and Approvals to Purchaser at Closing.
6.2.8    All costs of the Development;
6.2.9    Any other costs or expense(s) required to be paid by Seller pursuant to the express terms and provisions of this Agreement.
Any costs not addressed above that must be paid in order to effectuate the Closing shall be paid in accordance with local custom.

6.3    Prorations. All costs, expenses and revenues relating to the Property shall be prorated as of the Closing Date and be adjusted against the Purchase Price due at Closing such that Seller is entitled to retain any revenues (and obligated to pay any costs) that accrued for the period prior to the Closing Date and Purchaser shall receive a credit for all revenues (and shall pay all costs) relating to the Closing Date and thereafter. The following items shall be prorated in accordance with the foregoing sentence (which items are used as examples and not meant to be an all-inclusive list of items to be prorated): (a) rents, including base or minimum rent, and additional rent (including estimates for taxes, insurance and operating expenses), and any other amounts actually collected from Tenants and other persons using or occupying the Property as of the Closing Date; (b) personal property taxes, installment payments of special assessment liens, sewer charges, utility charges (utility charges shall be prorated based on the last reading of meters prior to Closing performed at Seller’s request, if possible) and normally prorated operating expenses actually billed or paid as of the Closing Date; and (c) amounts owed by Seller or paid under the Assumed Contracts as of the Closing Date. Any outstanding leasing commissions and finder’s fees under a Lease executed prior to the Closing Date shall be paid by Seller, or credited in full by Seller to Purchaser, at or prior to Closing.
6.4    Taxes. General real estate taxes and special assessments relating to the Property for the tax year in which Closing occurs shall be prorated as of the Closing Date, on an accrual basis. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of (i) the most recent tax assessment of the Property and (ii) the most recent tax rate applicable to the Property, provided that, if the taxes and special assessments payable during the tax year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser shall promptly (within thirty (30) days of receipt of the final tax bill for the tax year in which Closing occurs, except in the case of an ongoing tax protest) adjust the proration of such taxes and special assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing. In the event the Property has been assessed for property tax purposes at such rates as could result in “roll back” taxes upon changes in land usage or ownership of the Property, Purchaser and Seller agree to prorate all such taxes in the manner set forth above.
6.5    In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be prorated and adjusted in accordance with the proration method set forth above. All prorations shall be made on a 365-day calendar year basis, based on the actual number of days in the applicable month.
6.6    Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing Date and Purchaser shall bear all such expenses and receive all such income accruing thereafter. On or prior to the date occurring seven (7) calendar days prior to the Closing, Seller shall provide to Purchaser a draft proration statement with respect to the Property, which draft proration statement shall include back-up figures. Purchaser and Seller shall cooperate to finalize such proration statement in accordance with the terms of this Section 6.
6.7    Post-Closing Adjustment. Within ninety (90) days of Closing, Purchaser and Seller will make a further post-Closing adjustment for taxes, charges and other items which may have accrued or been incurred prior to the Closing Date, but not billed or paid at that date.
6.8    Survival. The obligations of Purchaser and Seller contained in this Section 6 shall survive the Closing.

7.    DAMAGE, DESTRUCTION OR CONDEMNATION.
7.1    Material Event. If, prior to Closing, the number of parking spaces on the Property are materially reduced, or the buildings are damaged and the cost of repair exceeds $2,500,000.00 (as reasonably determined by a nationally-recognized engineer mutually and reasonably acceptable to the parties), or any access point to the Property is rendered completely unusable, or is destroyed or taken under power of eminent domain and the cost or repair exceeds $2,500,000.00 (as reasonably determined by a nationally-recognized engineer mutually and reasonably acceptable to the parties), as a result of casualty or condemnation (a “Material Event”), Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within seven (7) days after receiving notice of such destruction or taking and a written request from Seller that Purchaser make its election on account of such casualty or condemnation. If Purchaser does not give such written notice within such seven (7) day period, then Purchaser shall be deemed to have elected to terminate this Agreement. If Purchaser elects in writing to proceed to Closing within such seven (7) day period, then this transaction shall be consummated on the Closing Date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser the physical damage proceeds, as well as any rights to proceeds of rent loss insurance applicable to the period after closing, of any insurance policy(ies) payable to Seller, or Seller’s portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay or credit to Purchaser the amount of any deductible but not to exceed the amount of the loss.
7.2    Immaterial Event. If, prior to Closing, the Property is subject to a casualty or a condemnation event that is not a Material Event, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Seller will assign to Purchaser the physical damage proceeds, as well as any rights to proceeds of rent loss insurance applicable to the period after closing, of any insurance policies payable to Seller, or Seller’s rights to any portion of any condemnation award, and, if an insured casualty, pay or credit to Purchaser the amount of any deductible. In the event of any uninsured loss, Seller shall provide Purchaser with a credit against the Purchase Price in an amount equal to such uninsured loss.
7.3    Termination and Return of Deposit. If Purchaser elects to terminate this Agreement pursuant to this Section 7, Seller shall promptly direct the Title Company to return the Deposit to Purchaser, and neither party shall have any further liability hereunder except for the Surviving Obligations.

7.4    California Civil Code Section 1662. Seller and Purchaser each expressly waive the provisions of California Civil Code Section 1662 and hereby agree that the provisions of this Agreement shall govern the parties’ obligations in the event of any damage or destruction to the Real Property or the taking of all or any part of the Real Property, as applicable.

8.    NOTICES. Any notice required or permitted to be given hereunder shall be deemed to be given (i) when hand delivered or (ii) one (1) Business Day after pickup by Emery Air Freight, Airborne, Federal Express, or similar overnight express service, or (iii) when sent by .pdf attachment to email, or by facsimile (only as provided below) in either case addressed to the parties at their respective addresses referenced below:
If to Seller:    Monarch at Point Loma Owner, LLC
    7727 Herschel Avenue
    La Jolla, CA 92037
    Attention:
    Telephone:
    Email:
With a copy to:    Solomon Ward Seidenwurm & Smith LLP
401 B Street, Suite 1200
San Diego, California 92101
    Attention:
    Telephone:
    Email:

If to Purchaser:    c/o LaSalle Investment Management, Inc.
200 E. Randolph Drive, 44th Floor
Chicago, IL 60601
Attention:
Telephone:
Facsimile:
Email:
With a copy to:    c/o LaSalle Investment Management, Inc.
200 E. Randolph Drive, 44th Floor
Chicago, IL 60601
Attention:
Facsimile:
Email:
With a copy to:    Kirkland and Ellis LLP
    300 North LaSalle
    Chicago, IL 60654
    Attention:
Facsimile:
Email:

If to Title Company:    First American Title Company,
4380 La Jolla Village Drive, Suite 110
San Diego, California 92122
    Attn:
    Telephone:
    Facsimile:
    Email:

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Except for facsimile and .pdf notices between 9:00 a.m. and 6:00 p.m. Chicago, Illinois time on a Business Day that are followed up by an overnight courier delivery, telephone, .pdf and facsimile numbers are for informational purposes only. Effective notice will be deemed given only as provided above.
9.    CLOSING AND ESCROW.
9.1    Escrow Instructions. Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated which instructions are supplemented by the instructions included hereto as Exhibit 9.1. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall prevail.
9.2    Seller’s Deliveries. Seller shall deliver to the Title Company at the Closing (or with respect to the items described in Sections 9.2.3(i), 9.2.4 and 9.2.5 by making available at the Property) (except as expressly set forth in Section 9.2.15 and Section 9.2.16 below) the following original documents, each executed and, if required, acknowledged (the “Seller Closing Documents”):
9.2.1    The Deed, subject only to the Permitted Encumbrances.
9.2.2    A Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit 9.2.2, together with any consents required in connection with the execution and delivery thereof.
9.2.3    (i) The Leases described in Section 1.1.6 which are still in effect as of Closing and any new Leases entered into pursuant to Section 4.4; and (ii) a current Rent Roll with respect to the Property dated no earlier than two (2) Business Days prior to Closing and certified by Seller to be true, correct and complete. To the extent any security deposits are non-cash (e.g., letters of credit), Seller shall deliver into escrow an application for transfer of such letter of credit to Purchaser, executed by Seller, together with the original letter of credit. Facilitating the actual transfer of such letter of credit after Closing, as well as the payment of any fees for such transfer, shall be the sole responsibility of Purchaser and Seller shall have no liability therefor provided that Seller shall cooperate in connection therewith.

9.2.4    Originals (or copies if originals are not available) of all Approved Contracts, Development Contracts, Development Plans and the Architect Agreement.
9.2.5    All Books and Records.
9.2.6    An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.2.6 and a California Form 593-C certification.
9.2.7    A letter notifying Tenants of the conveyance of the Property in the form attached hereto as Exhibit 9.2.7 or on such other form as is reasonably requested by Purchaser.
9.2.8    A settlement statement and such other documents as are reasonably necessary to consummate the Closing as contemplated herein.
9.2.9    Written evidence of Seller’s power and authority to enter into this transaction reasonably acceptable to the Title Company.
9.2.10    Written certificate in the form attached hereto as Exhibit 9.2.10 that all Seller Representations remain true, correct and complete in all material respects as of the Closing Date, subject to Section 5.1.26.
9.2.11    The Owner’s Affidavit.
9.2.12    Provided that Purchaser delivers evidence to Seller at least forty-five (45) days prior to Closing that Purchaser has entered into a new property management agreement with Property Manager to be effective as of Closing, evidence of the termination of the Property Management Agreement effective as of Closing.
9.2.13    An assignment and assumption of the Affordable Housing Agreement (as required by Section 10 of the Affordable Housing Agreement) assigning the Affordable Housing Agreement to Purchaser, in form and substance reasonably acceptable to Purchaser and the Commission, approved by the Commission and duly executed by Seller and the Commission.
9.2.14    An assignment and assumption of the Affordable Housing DOT (as required by Section 14 of the Affordable Housing DOT) assigning the Affordable Housing DOT to Purchaser, in form and substance reasonably acceptable to Purchaser, Seller and the Commission, approved by the Commission and duly executed by Seller and the Commission.
9.2.15    At least five (5) days prior to the Closing Date, Seller shall have delivered to Purchaser a current ALTA “as built” survey of the Property (i) reflecting the completion of the Development and (ii) that does not reflect any encroachments over (a) utility, gas or sewer lines, (b) Property boundary lines, (c) set back lines, or (d) easements, in each case other than the Existing Encroachments, which ALTA survey shall be certified to Purchaser and shall be prepared in accordance with the 2011 minimum standard detail requirements for ALTA/ACSM land title surveys, jointly established and adopted by ALTA and NSPS.

9.2.16    Final Certificates of Occupancy with respect to each Building in the Development.
9.2.17    Any other documents or agreements reasonably required to consummate the transaction contemplated by this Agreement, including, without limitation, transfer tax declarations or returns.
9.3    Purchaser’s Deliveries. At the Closing, Purchaser shall (i) pay Seller through the Title Company the Purchase Price by no later than 1:00 p.m. Pacific time on the Closing Date; (ii) execute and deliver to the Title Company the agreements and statements referred to in Sections 9.2.2, 9.2.7, 9.2.13 and 9.2.14, duly executed by Purchaser; (iii) deliver to the Title Company written evidence of Purchaser’s power and authority to enter into this transaction reasonably acceptable to the Title Company; and (iv) execute and deliver to the Title Company a settlement statement and such other documents or agreements reasonably required to consummate the transaction contemplated by this Agreement, including, without limitation, transfer tax declarations or returns.
9.4    Possession. Purchaser shall be entitled to possession of the Property upon conclusion of the Closing, subject to the Permitted Encumbrances.
9.5    Insurance. Seller shall terminate its policies of insurance as of 3:00 p.m. Pacific Time on the Closing Date, and Purchaser shall be responsible for obtaining its own insurance thereafter.
9.6    Post‑Closing Collections. Purchaser shall use commercially reasonable efforts (without filing suit) during the three (3) month period immediately following Closing to collect and promptly remit to Seller rents or other amounts due Seller for the period prior to Closing. So long as Purchaser uses commercially reasonable efforts, Seller shall have no right to pursue Tenants for amounts due to Seller for the period prior to Closing. Purchaser shall apply such rents or other amounts received, first for the account of Purchaser for amounts currently due to Purchaser (including for the month in which the Closing occurs); second, after subtracting any allocable management fees and other costs of collection, to Seller for any and all amounts due to Seller for periods prior to Closing; and the balance to be retained by Purchaser. If Seller shall receive any rents or other amounts after Closing, all such amounts shall be promptly remitted to Purchaser and, if such amounts relate to the period of Seller’s ownership, they shall applied in accordance with this Section 9.6. This Section shall survive Closing.
9.7    Punch-List Hold Back.
(a)    Seller shall cause the Punch-List Items to be completed and corrected at Seller’s expense as soon as possible following the Walk-Through for each Building, Phase or Development as a whole (as applicable). Purchaser hereby grants Seller (and its contractors and agents) the right to access the Property after the Closing to complete the Punch-List Items for the Development as a whole, provided that Seller (and its contractors and agents) shall do so in a manner reasonably designed to minimize interference with (x) the use and operation of the Property, or (y) the occupancies and quiet enjoyment of the Tenants of the Property.

(b)    At the Closing, the parties agree to cause the Title Company to withhold from the Purchase Price due Seller at the Closing an amount equal to one hundred fifty percent (150%) of the estimated cost of completing such Punch-List Items for the Development as a whole after the Closing, as reasonably determined by Purchaser and reasonably approved by Seller (“Punch-List Holdback”). The Punch-List Holdback shall be deposited by the Title Company in an interest-bearing account, with interest accruing for Seller’s benefit, pursuant to a holdback escrow agreement consistent with the terms hereof and otherwise in form and substance reasonably acceptable to Seller and Purchaser. The Punch-List Holdback shall be released to Seller upon the completion and satisfaction of the following: (a) final completion of all of the Punch-List Items for the Development as a whole by Seller, which completion thereof has been reasonably approved by the Development Architect and the Purchaser Architect; and (b) delivery of final unconditional lien waivers and releases from all of the contractors, subcontractors and materialmen that have performed work at or delivered materials to the Development (collectively, (a) and (b) above shall be referred to as “Punch-List Holdback Conditions”). Any dispute regarding whether such Punch-List Items for the Development as a whole have been completed shall be resolved in the manner set forth in Section 4.14(d) above.
(c)    If Seller has not satisfied the foregoing Punch-List Holdback Conditions within ninety (90) days after the Closing, despite being given reasonable access to the Property in accordance herewith, then Purchaser shall have the right, but not the obligation, to undertake to complete the Punch-List Holdback Conditions by delivering written notice of such election to Seller, in which event Seller shall promptly reimburse Purchaser the costs and expenses incurred by Purchaser in connection with completion of such Punch-List Items to the extent Purchaser is not reimbursed from the Punch-List Holdback for the same. Purchaser shall have the right to draw upon the Punch-List Holdback to pay for such costs and expenses and Seller shall receive the balance of the Punch-List Holdback, if any, following final completion of all Punch-List Holdback Conditions in accordance with the Development Plans.
(d)    Seller shall indemnify, defend and hold harmless Purchaser and the Purchaser Related Entities for, from and against any and all Losses incurred by Purchaser or any of the Purchaser Related Entities arising from or in connection with Seller’s failure to perform and complete the Punch-List Items in accordance herewith.
(e)    This Section 9.7 shall survive Closing.

9.8    Condominium Prohibition. Purchaser hereby agrees to the following covenant (the “Restrictive Covenant”), which shall be included in the Deed:
GRANTEE HEREBY COVENANTS, on behalf of itself and its successors and assigns that, prior to [INSERT DATE THAT IS 10 YEARS AFTER THE CLOSING DATE], no portion of the Property shall be (a) sold as a condominium, cooperative, timeshare, or any similar common interest development, or (b) converted to a common interest development or condominium project. Any attempted sale of any portion of such real property in violation of such covenant shall be null and void. This covenant shall be binding on GRANTEE’s successors in interest and assigns and shall run with the land until [INSERT DATE THAT

IS 10 YEARS AFTER THE CLOSING DATE], after which time such covenant shall automatically terminate and cease to be effective.
Purchaser shall further defend, indemnify and hold harmless the Seller and the Releasees from all claims actually suffered or incurred by Seller or any Releasee resulting or arising after Closing and made by buyers of interests in such condominium, common interest development, cooperative, or timeshare project with respect to the Property or any association administering or managing such a project alleging defective design or construction (performed either before or after Close of Escrow), misrepresentation, lack of necessary disclosure, or similar claims. In the event Purchaser conveys, sells or otherwise transfers the Property (including, without limitation, any conveyance, sale or transfer of direct or indirect ownership interests in Purchaser which results in a change of control of Purchaser), Purchaser shall include in the conveyance documents (a) an express acknowledgement and covenant by the transferee to comply with the Restrictive Covenant, and (b) an express waiver and release by such transferee of Seller and the Releasees from the matters described in Section 1.2, including without limitation any Claims alleging defective design or construction.
This Section 9.8 shall survive Closing.

10.    DEFAULT; FAILURE OF CONDITION.
10.1    Purchaser Default. IF PURCHASER SHALL DEFAULT IN ITS OBLIGATION TO ACQUIRE THE PROPERTY ON THE CLOSING DATE PURSUANT TO THIS AGREEMENT (A “PURCHASER CLOSING DEFAULT”), THEN SO LONG AS SELLER IS NOT THEN IN DEFAULT UNDER THIS AGREEMENT, THE DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES, AND BOTH PARTIES SHALL BE RELIEVED OF AND RELEASED FROM ANY FURTHER LIABILITY HEREUNDER EXCEPT FOR THE SURVIVING OBLIGATIONS. THE PARTIES HAVE DISCUSSED AND NEGOTIATED IN GOOD FAITH UPON THE QUESTION OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IN THE EVENT THE CLOSING DOES NOT OCCUR BECAUSE PURCHASER BREACHES THIS AGREEMENT AND HAVE ENDEAVORED TO REASONABLY ESTIMATE SUCH DAMAGES AND THEY AGREE THAT (I) SUCH DAMAGES ARE AND WILL BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX, AND (II) LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT (AS IT MAY BE INCREASED FROM TIME TO TIME) ARE AND WILL BE REASONABLE.

THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PAYMENT OF LIQUIDATED DAMAGES UNDER THIS SECTION IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. IN ACCORDANCE WITH CALIFORNIA CIVIL CODE SECTION 1677, THE TEXT OF THIS LIQUIDATED DAMAGES PROVISION HAS BEEN PROVIDED IN BOLD TYPE, AND A DULY AUTHORIZED REPRESENTATIVE OF EACH PARTY HAS INITIALED THIS PROVISION AS SHOWN IMMEDIATELY BELOW.
SELLER’S INITIALS        PURCHASER’S INITIALS
_________                    _________
10.2    Seller Default. If Seller shall (a) default in its obligation to convey the Property to Purchaser on the Closing Date pursuant to this Agreement (a “Seller Closing Default”), (b) otherwise default hereunder or (c) breach or default under any Loan Document, which breach or default is not cured prior to acceleration of the Loan, subject to the expiration of the cure period (other than with respect to any Seller Closing Default) provided under Section 11.6 hereof, then so long as Purchaser is not then in default under this Agreement, Purchaser shall elect as its sole and exclusive remedy hereunder either to (i) terminate the Agreement and recover the Deposit and a reimbursement from Seller of Purchaser’s actual out-of-pocket costs related to the Property and this Agreement up to a maximum amount of $200,000.00; or (ii) enforce Seller’s obligations to convey the Property by delivering written notice to Seller within thirty (30) days after the scheduled Closing which describes such default and states Purchaser’s election to enforce specific performance and actually filing suit within sixty (60) days thereafter, provided if such limitation on the time period to file suit is prohibited or limited by law, the time period shall be extended to the minimum limitation period allowed by law; provided, however, that in the event specific performance is not available to Purchaser pursuant to the foregoing clause (ii) as a result of Seller’s sale of the Property, the Land, the Improvements or any material portion of the Personal Property in violation of this Agreement, then Purchaser shall have the right to exercise all rights and remedies available at law or in equity.
10.3    Failure of Condition. The full satisfaction of each of the conditions contained in this Section 10.3 by the time of Closing hereunder shall be a condition to Purchaser’s obligation to close hereunder (collectively, “Purchaser’s Conditions to Closing”)
10.3.1    All Seller Representations shall continue to be true, correct and complete in all material respects, except for changes in the Seller Representations arising from events or circumstances that are not prohibited by this Agreement and that are disclosed on Schedule I attached to the written certificate delivered by Seller at Closing pursuant to Section 9.2.10.
10.3.2    Seller shall have performed all of its obligations and not be in breach or default hereunder, including, without limitation, Seller’s obligations pursuant to Section 9.2.

10.3.3    The Title Company has issued or irrevocably committed to issue the Title Policy to Purchaser in accordance with Section 3.6.
10.3.4    Substantial Completion of the Development as a whole shall have occurred in accordance with Section 4.14 on or prior to the Substantial Completion Date.
10.3.5    The Closing Date shall have occurred on or before the Outside Closing Date.
10.3.6    Receipt by Purchaser of (i) if Purchaser obtains permanent financing for the acquisition of the Property from an institutional lender approved by the President and CEO of the Commission, a subordination agreement (as set forth in Section 4(a) of the Affordable Housing Agreement and Section 14 of the Affordable Housing DOT) subordinating the Affordable Housing DOT to a deed of trust executed by Purchaser for the benefit of such institutional lender in form and substance consistent with the Subordination Agreement previously recorded with respect to the Affordable Housing DOT on July 11, 2014 as Instrument No. 2014-0289164 of the Official Records, approved by the Commission and duly executed by the Commission; and (ii) the consent of the Commission to the transaction contemplated by this Agreement.
If any of the Purchaser’s Conditions to Closing are not satisfied in full by the Closing Date, then so long as Purchaser is not then in default under this Agreement, Purchaser may elect to either (i) terminate this Agreement and receive a return of the Deposit, in which event the Deposit shall be returned to Purchaser and this Agreement shall be deemed null and void, except for the Surviving Obligations; (ii) waive the condition and proceed to Closing; or (iii) provide Seller by notice thereof additional time (not to exceed thirty (30) days) to satisfy and complete such condition, all without prejudice to Purchaser’s rights and remedies under this Agreement, including, without limitation, Section 10.2, and under applicable law, on account of a breach or default by Seller under this Agreement.

11.    MISCELLANEOUS.
11.1    Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.
11.2    Severability; Construction. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law. All dollar amounts stated in this Agreement are U.S. dollar amounts. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Agreement or any exhibits or amendments hereto.

11.3    Applicable Law; Venue. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES. THIS AGREEMENT IS PERFORMABLE IN AND EXCLUSIVE VENUE FOR ANY ACTION BROUGHT WITH RESPECT HERETO SHALL LIE IN THE STATE COURT FOR THE COUNTY IN WHICH THE LAND IS LOCATED, OR, IF APPLICABLE, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT IN WHICH THE LAND IS LOCATED, WITHOUT REGARD TO CONFLICTS IN LAW.
11.4    Assignability. Except for an assignment to a subsidiary or affiliate of Purchaser with five (5) Business Days’ prior written notice to Seller, Purchaser may not assign this Agreement without first obtaining Seller’s written consent, which may be withheld in Seller’s sole and absolute discretion. Any assignment in contravention of this provision shall be void. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto. If Purchaser requests Seller’s written consent to any assignment, Purchaser shall (1) notify Seller in writing of the proposed assignment; (2) provide Seller with the name and address of the proposed assignee; (3) provide Seller with financial information including financial statements of the proposed assignee (unless such assignee is a newly formed single purpose entity for the purpose of holding title to the Property) and such other information as Seller may reasonably request; and (4) provide Seller with a copy of the proposed assignment.
11.5    Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.
11.6    Breach. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, except for any Purchaser Closing Default or Seller Closing Default, the complying party shall have the option to cancel this Agreement if after giving ten (10) days’ written notice to the other party of the alleged breach or default, such other party fails to cure such breach within such ten (10) day period; provided, however, if such breach or default cannot reasonably be cured within such ten (10) day period, such period shall be extended so long as the defaulting party commences cure within such ten (10) day period and thereafter diligently pursues such cure to completion. The non‑defaulting party shall promptly notify the defaulting party in writing of any such alleged breach, default or failure upon obtaining knowledge thereof. The Closing Date shall be extended to the extent necessary to afford the defaulting party the full period within which to cure such breach, default or failure; provided, however, that if the Closing Date shall have been once extended as a result of default by a party, such party shall be not be entitled to any further notice or cure rights with respect to that or any other default, and in no event shall the Closing Date be extended for more than thirty (30) days.

11.7    No Public Disclosure. Neither Purchaser nor Seller shall make a public disclosure of the terms of this transaction, either before or after Closing, without the prior written consent of Seller, except that Purchaser and Seller may (i) disclose the terms of the transaction in confidence with proposed joint venturers or prospective mortgagees, members, officers, directors, trustees, employees, investors, consultants, advisors, agents, representatives, partners and/or shareholders (and any of their respective lenders, members, officers, directors, trustees, employees, consultants, advisors, agents, representatives, partners and/or shareholders of any of such parties), (ii) disclose any information with respect to the transaction contemplated herein, any matters set forth in this Agreement, or any of the terms and provisions of this Agreement if and to the extent that such disclosure is required by applicable law or a court or other binding order and (iii) make any public statement, filing or other disclosure which they reasonably believe to be required under applicable securities laws, it being understood that this item (iii) shall also apply to indirect owners, managers or advisors to Purchaser. The provisions of this Section 11.7 shall survive Closing and any termination of this Agreement.
11.8    Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.
11.9    Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.
11.10    No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.
11.11    Time of Essence. Time is of the essence in this Agreement.
11.12    Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.
11.13    Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.
11.14    Intentionally Omitted.
11.15    Tax Protest. If, as a result of any tax protest or otherwise, any refund is paid or reduction of any real property or other tax or assessment is made available relating to the Property with respect to any period after Closing, Purchaser shall receive such refund or reduction (and if Seller receives such sum, Seller shall promptly deliver such sums to Purchaser). Seller shall be entitled to receive or retain any refund relating to the period of Seller’s ownership of the Property, less the equitable prorated costs of collection, any amounts to be refunded to Tenants and any other reasonably incurred expenses or costs relating thereto. The terms of this Section 11.15 shall survive the Closing.

11.16    Survival and Limitation of Representations and Warranties; Seller’s Knowledge. The Seller Representations and the representations and warranties of Purchaser set forth in this Agreement are made as of the Effective Date, are remade as of the Closing Date in accordance with the terms of this Agreement and, along with the Seller Surviving Obligations, shall survive the Closing for a period of six (6) months (the “Survival Period”); but written notification of any claim arising from a breach of the Seller Representations, the representations and warranties of Purchaser and the Seller Surviving Obligations by any party must be received by the other party within six (6) months following the Closing Date or such claim shall be forever barred and the breaching party shall have no liability with respect thereto. Any action with respect to any claim made under this Section 11.16 during the Survival Period must be commenced by the later of (a) sixty (60) days from the date of delivery of notification of such claim, or (b) the expiration of the Survival Period, and if not commenced within such time period, such claim shall be forever barred and the breaching party shall have no liability with respect thereto. In addition, upon any party’s receipt of a written notification of any such claim of breach, such party shall first be afforded at least ten (10) days to cure such breach prior to the other party’s filing any claim in connection therewith. The aggregate liability of Seller for any breach of the Seller Representations and Seller Surviving Obligations shall not exceed $1,800,000.00 (the “Liability Cap”); and recovery of actual damages up to that amount is Purchaser’s sole and exclusive remedy for any such breach; and no party shall have any liability related pursuant to this Section 11.16 unless and until the liability of such party exceeds $150,000.00 in the aggregate (the “Liability Threshold”). Notwithstanding anything contained in this Section 11.16 to the contrary, the Survival Period, Liability Cap and Liability Threshold shall not apply to Section 5.3, Section 6, Section 9.6, Section 9.7, Section 11.7, Section 11.9 or Section 11.15. For matters disclosed or discovered by any party prior to Closing, such party’s sole rights and remedies shall be as set forth in Section 10.1 or Section 10.2 (as applicable). Whenever a Seller Representation is made on the basis of the best knowledge or knowledge of Seller, such Seller Representation is made solely on the basis of the actual knowledge without inquiry or investigation of the Seller Knowledge Person; provided, however, that such Seller Knowledge Person shall have no personal liability with respect to any such Seller Representation. Seller shall retain cash or cash equivalents of not less than One Million Dollars ($1,000,000) until the end of the Survival Period; provided, however, if written notification of a claim in excess of the Liability Threshold has been sent by Purchaser to Seller prior to the expiration of the Survival Period, then Seller shall retain cash or cash equivalents of not less than the lesser of One Million Dollars ($1,000,000) or the amount of such claim until the first to occur of (a) the date such claim is barred pursuant to this Section 11.16 for failure to commence an action within the time period provided above, (b) any lawsuit filed with respect to such claim is dismissed with prejudice, (c) the date judgment with respect to such claim is entered into a court of competent jurisdiction, or (d) such claim is otherwise resolved in writing by the parties. The provisions of this Section 11.16 shall survive the Closing.
11.17    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 6:00 p.m. San Diego, California time.

11.18    Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional reasonable costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange (such payment obligation shall survive Closing or any termination of this Agreement). Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code. Purchaser and Seller shall reasonably cooperate with each other in connection with an Exchange (such reasonable cooperation to include the obligation to execute an acknowledgment or other typical documentation relating to an Exchange).
11.19    Limitation of Liability. Purchaser hereby acknowledges and agrees that in no event shall any partner, member, manager, shareholder, or officer of Seller ever be liable to Purchaser as a result of a breach of this Agreement, and Purchaser agrees to look solely to Seller for satisfaction of any claim, loss or damage. Seller hereby acknowledges and agrees that in no event shall any partner, member, manager, shareholder, or officer of Purchaser ever be liable to Seller as a result of a breach of this Agreement, and Seller agrees to look solely to Purchaser for satisfaction of any claim, loss or damage.
11.20    Jury Waiver. TO THE EXTENT ENFORCEABLE UNDER CALIFORNIA LAW, PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING.
11.21    Prohibited Persons and Transactions. Purchaser represents that neither Purchaser nor any of its affiliates, nor any of their respective partners, members, officers, directors,

shareholders or other equity owners, in each case other than the holder of any publically traded shares, is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities. Seller represents that neither Seller nor any of its affiliates, nor any of their respective partners, members, officers, directors, shareholders or other equity owners, in each case other than the holder of any publically traded shares, is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
11.22    Survival. This Section 11 shall survive Closing or the earlier termination of this Agreement.

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Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the Effective Date.
SELLER:    MONARCH AT POINT LOMA OWNER, LLC,
a Delaware limited liability company

By: Monarch at Point Loma, Mez Borrower, LLC,
a Delaware limited liability company, its Sole Member

By: Monarch at Barnard, L.P.,
        a Delaware limited partnership, its Sole Member

By: Monarch General Partner, LLC,
        a Delaware limited liability company, its General Partner

By:	/s/ Rodney F. Stone & William P. Kruer
Name:	Rodney F. Stone and William P Kruer
Title:

PURCHASER:     LIPT SAN DIEGO, INC.,
a Delaware corporation

By:	/s/ Gregory A. Falk
Name:	Gregory A. Falk
Title:	Vice President and Treasurer

By execution hereof, the Title Company hereby covenants and agrees to be bound by the terms of this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Lynn Graham
Name:	Lynn Graham
Title:	Certified Senior Escrow Officer
Escrow NCS-752128-SD